Exhibit 10.4
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
UNDER THE CITRIX SYSTEMS, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
Name of Awardee: [Name]
Award Date: [Date]
Number of Restricted Stock Units: [Number of units]
Pursuant to the Citrix Systems, Inc. Amended and Restated 2014 Equity Incentive Plan (as amended from time to time, the “Plan”), Citrix Systems, Inc. (the “Company”) hereby grants an Award of Restricted Stock Units to the awardee named above (“Awardee”). Upon acceptance of this Global Restricted Stock Unit Agreement, including any additional terms and conditions set forth in any appendix for Awardee’s country (the “Appendix” and together with the Global Restricted Stock Unit Agreement, this “Award Agreement”), Awardee shall receive the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth in this Award Agreement and in the Plan.
1.Vesting. No portion of this Award may be settled until such portion shall have vested. Except as otherwise provided herein, the Restricted Stock Units vest in three annual installments, with one-third vesting on each of the first, second and third anniversaries of the Award Date (each, a “Vesting Date”), provided in each case that Awardee is then, and since the Award Date has continuously been, employed by the Company or one of its Affiliates. If the vesting schedule results in fractional shares, the number of shares shall be rounded up on the first Vesting Date and rounded up or down on the second and third Vesting Dates, as necessary.
2.Issuance of Stock.
(a) On a Vesting Date, each vested Restricted Stock Unit entitles Awardee to receive one share of the Company’s common stock, par value $0.001 per share (the “Stock”).
(b) As soon as practicable after the Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), Awardee’s name shall be entered as the stockholder of record on the books and records of the Company with respect to the shares of Stock underlying the vested Restricted Stock Units, upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.
(c) Until such time as shares of Stock have been issued to Awardee pursuant to Section 2(b) above, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award, including but not limited to voting rights.
(d) If on any date the Company shall pay any cash dividend on shares of Stock, the Committee shall, in its discretion, either:
(i) make a proportionate award (based on the dividend paid) of Dividend Equivalent Rights under the Plan with respect to the unvested Restricted Stock Units hereunder; or

(ii) take necessary action such that the number of unvested Restricted Stock Units shall, as of such date, be increased by an amount determined by the following formula:
W = (X multiplied by Y) divided by Z, where:
W = the number of additional Restricted Stock Units to be credited to Awardee on such dividend payment date;
X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to Awardee as of the record date of the dividend;
Y = the cash dividend per share amount; and
Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.
In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, Dividend Equivalent Rights shall be awarded in a number, or the number of unvested Restricted Stock Units shall be increased by a number, equal to the product of (A) the aggregate number of Restricted Stock Units that have been awarded to Awardee through the related dividend record date, and (B) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock.
In the case of a dividend payable in property other than shares of Stock or cash, the per share of Stock value of such dividend shall be determined in good faith by the Board and shall be converted to Dividend Equivalent Rights or additional Restricted Stock Units based on the formula above.
In any of the above cases, the Dividend Equivalent Rights or additional Restricted Stock Units, as applicable, shall be subject to the vesting conditions and restrictions of this Award Agreement in the same manner as the Restricted Stock Units and for so long as the Restricted Stock Units granted pursuant to this Award Agreement to which they relate remain subject to such vesting conditions and restrictions; provided that, notwithstanding Section 1 above, any fractional share resulting from the vesting of Dividend Equivalent Rights or additional Restricted Stock Units shall not be rounded up on any Vesting Date, and shall vest only when the aggregate cumulative fractional shares have reached one whole share, unless such fractional share results from the vesting of Dividend Equivalent Rights or additional Restricted Stock Units on the last Vesting Date, in which case such fractional share shall be rounded up to next whole share. If and when the corresponding unvested Restricted Stock Units are forfeited, the Dividend Equivalent Rights or additional Restricted Stock Units shall be promptly forfeited as well.
3.Termination of Employment. Subject to the terms of any employment, executive or similar agreement, if Awardee’s employment with the Company and its Affiliates is voluntarily or involuntarily terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee’s employment or other service agreement, if any), Awardee’s right in any Restricted Stock Units that are not vested shall automatically terminate as of the date that Awardee is no longer actively employed by the Company or any Affiliate, as determined by the Committee or any of its delegates in its, his or her sole discretion (the “Termination Date”), and such Restricted Stock Units shall be canceled and shall be of no further force and effect as of such date.

Notwithstanding the above, if Awardee’s employment with the Company and its Affiliates is terminated on account of death or Disability (as defined below), any Restricted Stock Units that are not vested shall automatically vest in full as of the date that Awardee’s employment terminates by reason of death or Disability. For purposes hereof, “Disability” shall mean Awardee’s termination of employment with the Company and its Affiliates after becoming eligible to receive benefits under the Company’s or an Affiliate’s then current long-term disability plan applicable to Awardee.
Further, notwithstanding the above and subject to the terms of any employment, executive or similar agreement, if Awardee’s employment with the Company and its Affiliates is terminated by the Company or its Affiliates for any reason other than for Cause, as determined by the Company, and such Awardee has served as an employee of the Company and its Affiliates for 20 years or greater as of the date of Awardee’s termination, subject to Awardee signing a separation and release agreement in a form acceptable to the Company, and such agreement becoming irrevocable, any Restricted Stock Units that would have become vested within the 12-month period following the date of termination, shall automatically vest in full as of the date the Awardee’s separation and release agreement becomes irrevocable.
For purposes hereof, “Cause” shall mean that one or more of the following has occurred:

(a) Awardee’s indictment for commission of any felony or misdemeanor involving deceit, dishonesty or fraud, or any willful conduct by the Awardee that would reasonably be expected to result in material injury or reputational harm to the Company or its Affiliates if the Awardee were retained in his or her position;
(b) Awardee has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties that would reasonably be expected to have a demonstrable material adverse effect on the Company or its Affiliates;
(c) Awardee willfully and repeatedly fails to perform his material duties for the Company or its Affiliates;
(d) any material violation or breach by Awardee of the Company’s Code of Business Conduct or any written contract he or she is a party to with the Company or its Affiliates; or
(e) Awardee’s failure to cooperate with an internal investigation or investigation by regulatory or law enforcement authorities, or willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or produce documents or other materials in connection with such investigation.
In the event of any termination, the Company, as soon as practicable following the Termination Date (but in no event later than two and one-half months after the end of the year in which the Termination Date occurs), shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary, estate executor or legal heirs, as applicable, in the event of Awardee’s death) with respect to any Restricted Stock Units which, as of the Termination Date, have vested as set forth herein but for which shares of Stock had not yet been issued to Awardee.
Notwithstanding anything to the contrary herein, the provisions relating to the treatment of Restricted Stock Units in the case of the termination of Awardee’s employment, including any rights to acceleration, that may be set forth in an employment or executive agreement between the Company or any Affiliate and Awardee shall apply to this Award to the extent applicable.
4.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.Transferability. This Award Agreement and the Award are personal to Awardee, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. If Awardee is a U.S. employee (as determined by the Committee or any of its delegatees in its, his or her sole discretion), Awardee may be permitted to designate a beneficiary with respect to the shares of Stock to be issued upon vesting of the Award.
6.Responsibility for Taxes. Regardless of any action the Company or, if different, Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock and the receipt of any dividends and/or any Dividend Equivalent Rights; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee becomes subject to tax in more than one jurisdiction, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Awardee’s Tax-Related Items subject to a withholding obligation by the Company and/or the Employer (or any other Affiliates) shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to Awardee upon vesting/settlement of the Restricted Stock Units a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding obligations for Tax-Related Items due. Alternatively, or in addition, the Company or the Employer may decide in their sole and absolute discretion to satisfy their withholding obligations, if any, for Tax-Related Items by one or a combination of the following: (i) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Awardee’s behalf pursuant to this authorization without further consent); or (ii) in any other way set forth in Section 15 of the Plan; provided, however, that if Awardee is a Section 16 officer of the Company under the Exchange Act, then the Company will satisfy any withholding obligation only through a net share issuance of shares, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items may be satisfied by method (i) or (ii) above, or a combination thereof.
The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum rates applicable in Awardee’s jurisdiction, in which case Awardee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, Awardee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares is held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of Awardee’s participation in the Plan.
Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.
7.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Stock. Awardee acknowledges that Awardee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
8.Data Privacy. In accepting the Restricted Stock Units, Awardee explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other grant materials by an and among, as applicable, the Company, the Employer and any other Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.
Awardee understands that the Company, the Employer and other Affiliates hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address, email address and telephone number, date of birth, social security number, passport or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.
Awardee further understands that the Company, the Employer and/or other Affiliates will transfer Data among themselves as necessary for the exclusive purposes of implementation, administration and management of Awardee’s participation in the Plan, and that the Company, the Employer and/or other Affiliates may each further transfer Data to Fidelity Stock Plan Services, LLC and certain of its affiliates or such other third party (“Data Recipients”), which are assisting the Company (or may assist the Company in the future) with the implementation, administration, and management of the Plan.
Awardee understands that the Data Recipients are located in the United States, and that the United States may have different data privacy laws and protections than Awardee’s country. Awardee understands that, if Awardee resides outside the United States, Awardee may request a list with the names and addresses of Data Recipients by contacting in writing Awardee’s local human resources representative. Awardee authorizes the Data Recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.

Awardee understands that, if Awardee resides outside the United States, Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data to make the information contained therein factually accurate, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.
Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke the consents, Awardee’s employment status or career with the Employer will not be affected; the only consequence of refusing or withdrawing the consents is that the Company would not be able to grant Restricted Stock Units or other equity awards to Awardee or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing the consents may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that Awardee may contact in writing Awardee’s local human resources representative.
Upon request of the Company or the Employer, Awardee agrees to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from Awardee for the purpose of administering Awardee’s participation in the Plan in compliance with the data privacy laws in Awardee’s country, either now or in the future. Awardee understands and agrees that Awardee will not be able to participate in the Plan if Awardee fails to provide any such consent or agreement requested by the Company and/or the Employer.
9.Nature of Grant. In accepting the Restricted Stock Units, Awardee expressly acknowledges, understands and agrees to the following:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;
(b)the grant of the Restricted Stock Units is voluntary, exceptional and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted in the past;
(c)all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;
(d)this Award Agreement does not confer upon Awardee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment or service relationship (if any) at any time;
(e)the Restricted Stock Unit grant and Awardee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;
(f)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;
(g)Awardee is voluntarily participating in the Plan;

(h)the Restricted Stock Units and the underlying shares of Stock, and the income from and value of same, are not intended to replace any pension rights or compensation;
(i)the Restricted Stock Units and the underlying shares of Stock, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(j)unless otherwise agreed with the Company, the Restricted Stock Units and the underlying shares of Stock, and the income from and value of same, are not granted as consideration for, or in connection with, the service Awardee may provide as a director of any Affiliate;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Awardee’s employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Awardee is employed or the terms of Awardee’s employment or other service agreement, if any);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and
(m)if Awardee resides outside the U.S.:
i)the Restricted Stock Units and the underlying shares of Stock, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
ii)neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Awardee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to Awardee pursuant to the settlement of the Award, the subsequent sale of any shares of Stock acquired under the Plan or the receipt of any dividends or Dividend Equivalent Rights.
10.Miscellaneous.
(a)Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the last address on record at the Employer, or in either case at such other address as one party may subsequently furnish to the other party in writing or such other form as may be specified by the Company.
(b)The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that this Award Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair Awardee’s rights under this Award Agreement without Awardee’s consent, subject to Section 15 of this Award Agreement.

(c)This Award Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Awardee.
(d)This Award Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. Other than as specifically stated herein or as otherwise set forth in any employment, change in control or other service agreement, contract or arrangement to which Awardee is a party which specifically refers to the Restricted Stock Units or to the treatment of share-based awards held by Awardee generally, this Award Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals written, oral or electronic relating to the subject matter hereof; provided, however, that to the extent inconsistent with the terms hereof, any employment, change in control or other service agreement, contract or arrangement between the Company or any Affiliate and Awardee shall take precedence and supersede the terms hereof.
(e)The Awardee acknowledges that he or she has received and read the Plan.
11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.Language. Awardee acknowledges that he or she is proficient in the English language or has had an opportunity to consult with an advisor proficient in the English language, and understands the content of this Award Agreement and other Plan-related materials. If Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.Governing Law and Venue. The Restricted Stock Units and this Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this Award is made and/or to be performed.
14.Appendix. Notwithstanding any provisions in the Global Restricted Stock Unit Agreement, the Restricted Stock Units shall be subject to any additional terms and conditions set forth in any Appendix to the Global Restricted Stock Unit Agreement for Awardee’s country. Moreover, if Awardee relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
15.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Insider Trading Restrictions/Market Abuse Laws. Awardee acknowledges that, depending on Awardee’s country or broker’s country, or the country in which Stock is listed, Awardee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Stock, rights to shares of Stock (e.g., Restricted Stock Units) or rights linked to the value of Stock, during such times as Awardee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the United States and Awardee’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Awardee placed before possessing inside information. Furthermore, Awardee may be prohibited from (i) disclosing insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Awardee acknowledges that it is Awardee’s responsibility to comply with any applicable restrictions, and Awardee should speak to his or her personal advisor on this matter.
18.Foreign Asset/Account Reporting Requirements. Awardee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Awardee’s ability to acquire or hold shares of Stock acquired under the Plan (or cash received from participating in the Plan) in a brokerage or bank account outside of Awardee’s country. Awardee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Awardee may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Awardee’s country through a designated bank or broker within a certain time after receipt. Awardee acknowledges that it is his or her responsibility to be compliant with such regulations and Awardee should speak to his or her personal advisor on this matter.
19.Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee or any other awardee.
By electronically accepting this Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix. Within six months of the Award Date, if Awardee has not electronically accepted this Award Agreement on Fidelity’s website (or the website of any other stock plan service provider appointed by the Company), then this Award shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix.